Exhibit 99.1

InSite Vision Reports Second Quarter 2009 Financial Results

— AzaSite® Sales Up 23 Percent in Second Quarter —

Alameda, Calif., August 6, 2009 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended June 30, 2009. Total revenue for the second quarter of 2009 was $1.9 million with a net loss of $3.7 million.

“This quarter, we achieved a number of milestones in support of our core priorities: advancing and seeking to monetize current assets, evaluating strategic opportunities and carefully managing our expenses,” commented Louis Drapeau, InSite Vision’s Chief Executive Officer. “We’ve seen AzaSite sales increase steadily quarter over quarter to $7.6 million, as reported by Inspire in the quarter ended June 30, 2009. In addition, during the second quarter, our licensee Bausch & Lomb achieved regulatory approval for Besivance, a new product based on our DuraSite platform. We have also received clarity from the U.S. Food and Drug Administration on the path forward for ISV-502’s development for the treatment of blepharitis.”

Recent Accomplishments and Events

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Prescriptions of AzaSite (azithromycin ophthalmic solution) 1%, InSite Vision’s product for the treatment of bacterial conjunctivitis, increased by 11 percent in the second quarter over the first quarter of 2009, and by 88 percent over the second quarter 2008.

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InSite Vision’s licensee, Bausch & Lomb, received approval of Besivance™ (besifloxacin ophthalmic suspension) 0.6% for the treatment of bacterial conjunctivitis in patients one year and older from the U.S. Food and Drug Administration (FDA). This is the second commercially-available therapeutic product to utilize InSite Vision’s proprietary DuraSite® drug delivery platform. Besivance is being marketed by Bausch & Lomb and Pfizer Inc. in the U.S. and InSite Vision is eligible for royalty payments associated with global net product sales.

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InSite Vision met with the FDA to discuss late-stage development plans for ISV-502, the company’s topical antibiotic/corticosteroid product formulated with InSite Vision’s patented DuraSite technology to enhance the concentration and retention time of the therapeutic agents on the surface of the eye. Based on this meeting, the company has developed a pilot study protocol for ISV-502 for the treatment of blepharitis (inflammation of the eyelid) that will seek to demonstrate ISV-502’s ability to delay exacerbation and/or recurrence of acute episodes of blepharitis. This study would serve as a basis for revisions to the pivotal Phase 3 clinical trial protocols. The initiation of the pilot study is currently on hold pending the outcome of the company’s evaluation of strategic opportunities.

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Inspire Pharmaceuticals announced the initiation of a Phase 2 clinical program of AzaSite in May 2009. Two randomized, placebo-controlled multi-center Phase 2 studies will evaluate the safety and efficacy of AzaSite for the treatment of blepharitis, an ocular disease characterized by inflammation of the eyelids. As of July 24, 2009, 90 of 300 patients in the two-week trial have been enrolled and 130 of 300 patients have been enrolled in the four-week trial. Inspire Pharmaceuticals is targeting completion of enrollment in both trials in the first quarter of 2010.

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InSite Vision continued its work with Piper Jaffray & Co. to identify and evaluate strategic opportunities. This process continues to make progress and management will provide future updates, as available.

Second Quarter 2009 Earnings Summary

Revenues in the second quarter of 2009 were $1.9 million compared to $3.3 million for the same period in 2008. 2009 second quarter revenues included royalties from Inspire Pharmaceuticals of $1.5 million for sales of AzaSite compared to $0.8 million for the same period in 2008. The royalty from Inspire Pharmaceuticals increased by $0.7 million compared to the same period in 2008 principally due to an 86% increase in AzaSite revenues recorded by Inspire. Revenues in second quarter 2008 included the amortization of the license fee and milestone payment for AzaSite from Inspire that ended in April 2008.

Net loss for the quarter ended June 30, 2009 was $3.7 million, or $0.04 per share compared to a net loss of $5.8 million, or $0.06 per share for the second quarter of 2008.

R&D expenses for the second quarter 2009 were $ 1.3 million compared to $2.2 million in the first quarter of 2009 and $5.0 million for the second quarter of 2008. Reduced R&D spending in the second quarter of 2009 was primarily driven by the completion of the first Phase 3 trial of ISV-502 in late 2008.

G&A expenses were $1.5 million in the second quarter of 2009, compared to $1.6 million for the same quarter in 2008. G&A expenses for the second quarter decreased primarily due to lower personnel-related expenses associated with the corporate restructuring which occurred in December 2008 and March 2009.

InSite Vision had cash, cash equivalents and short-term investments of $28.4 million as of June 30, 2009. Total cash usage in the quarter ended June 30, 2009, was $2.8 million. This included $1.3 million to support the interest payments on notes payable. The company anticipates that this support will decline in the future as AzaSite sales continue to build.

Conference Call Today

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss the company’s year-end results.

Analysts and investors can listen to the conference call by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will need to enter the account number 286 and conference ID 329371.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is committed to advancing new and superior ophthalmologic products for unmet eye care needs. InSite Vision is recognized for the discovery and development of novel ocular pharmaceutical products based on its DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug delivery on the eye’s surface, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1% and Besivance™ (besifloxacin ophthalmic suspension) 0.6%. AzaSite is approved in the United States and Canada and currently marketed by InSite Vision’s North American partner, Inspire Pharmaceuticals in the United States. InSite Vision has formed multiple strategic licensing and distribution agreements with qualified partners to market AzaSite in select countries in Asia and South America upon regulatory approval in those regions. Besivance was approved by the U.S. Food and Drug Administration in the second quarter and is being marketed by Bausch & Lomb and Pfizer Inc.

InSite Vision’s ophthalmic product development portfolio also includes ISV-502 and additional product candidates leveraging the company’s core technologies. For further information on InSite Vision, please visit www.insitevision.com.

Forward Looking Statements

This news release contains certain statements of a forward looking nature relating to future events, including the plans for continued clinical studies for ISV-502, the targeted completion date for enrollment in Inspire’s AzaSite blepharitis Phase 2 trials, statements regarding InSite’s review of its strategic options, InSite Vision’s belief that the need to continue to make interest support payments on the AzaSite notes will decline in future periods as AzaSite royalties increase , InSite’s plans to advance its AzaSite family of products, and InSite’s corporate goals. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability and willingness to commence additional clinical trials with respect to ISV-502 and InSite’s various other product candidates and the results of such trials; the results of any pilot study on ISV-502 and that InSite may determine not to conduct such pilot study, InSite’s reliance on third parties for the commercialization of its products; the ability of InSite to enter into corporate collaborations for its product candidates; InSite’s ability to expand its technology platform to include additional indications; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Executive Officer

510.747.1220

mail@insite.com

Media inquiries

Ellen Rose

Availe Communications

650.387.8746

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2009 and 2008

(in thousands, except per share amounts; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues	$1,874	$3,305	$4,127	$11,236
Cost of revenue	266	142	482	209
Operating expenses:
Research and development	1,301	5,041	3,543	9,028
General and administrative	1,529	1,564	3,201	3,569
Severance	0	0	369	0
Impairment	0	0	615	0

Total operating expenses	2,830	6,605	7,728	12,597

Loss from operations	(1,222)	(3,442)	(4,083)	(1,570)
Interest (expense) and other income, net	(2,476)	(2,320)	(4,972)	(3,222)

Net loss	$(3,698)	$(5,762)	$(9,055)	$(4,792)

Net loss per share:
Basic	$(0.04)	$(0.06)	$(0.10)	$(0.05)

Diluted	$(0.04)	$(0.06)	$(0.10)	$(0.05)

Shares used to calculate net loss per share:
Basic	94,682	94,856	94,682	94,586

Diluted	94,682	94,586	94,682	94,586

Condensed Consolidated Balance Sheets

At June 30, 2009 and December 31, 2008

(in thousands; unaudited)

	June 30, 2009	December 31, 2008
Assets:
Cash, cash equivalents and short-term investments	$28,440	$37,456
Receivables, prepaid expenses and other current assets	1,653	1,667
Property and equipment, net	520	1,479
Debt issuance costs, net	4,133	4,341

Total assets	$34,746	$44,943

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$1,491	$2,876
Accrued interest	1,200	1,200
Deferred revenue	75	373
Long-term secured notes payable	60,000	60,000
Stockholders’ deficit	(28,020)	(19,506)

Total liabilities and stockholders’ deficit	$34,746	$44,943